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                                                                    Exhibit 11.1

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER COMMON  AND COMMON EQUIVALENT SHARE
                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                           1996     1995     1994
                                                          -------  -------  -------
NET INCOME
Income from continuing operations                         $23,756  $17,604  $11,925
Income from discontinued operations                             -        -      371
                                                          -------  -------  -------
Income                                                    $23,756  $17,604  $12,296
                                                          =======  =======  =======
PRIMARY
Weighted average number of shares outstanding              14,052   12,239   10,370
Additional weighted average shares from assumed
  exercise of dilutive stock options and warrants, net
  of shares assumed to be repurchased with exercise
  proceeds                                                    388      540    1,043
Additional weighted average shares from assumed
  issuance of shares issuable from acquisitions                 -       29        -
                                                          -------  -------  -------
                                                           14,440   12,808   11,413
                                                          =======  =======  =======
Earnings Per Share (primary):
Income from continuing operations                         $  1.65  $  1.37  $  1.05
Income from discontinued operations                             -        -     0.03
                                                          -------  -------  -------
Net income                                                $  1.65  $  1.37  $  1.08
                                                          =======  =======  =======
FULLY DILUTED
Weighted average number of shares outstanding              14,052   12,239   10,370
Additional weighted average shares from assumed
  exercise of dilutive stock options and warrants, net
  of shares assumed to be repurchased with exercise
  proceeds                                                    500      615    1,043
Additional weighted average shares from assumed
  conversion of preferred stock                                23       36        -
Additional weighted average shares from assumed
  issuance of escrowed shares                                   -        -    3,585
Additional weighted average shares from assumed
  issuance of shares issuable from acquisition                  -       29        -
                                                          -------  -------  -------
                                                           14,575   12,919   14,998
                                                          =======  =======  =======
Earnings Per Share (fully diluted):
Income from continuing operations                         $  1.63  $  1.36  $  0.80
Income from discontinued operations                             -        -     0.02
                                                          -------  -------  -------
Net income                                                $  1.63  $  1.36  $  0.82
                                                          =======  =======  =======